EXHIBIT 99.1

Westmoreland Coal Company (719) 442-2600 - Telephone (719) 448-5825 - Fax	2 N. Cascade Ave., 14th Floor Colorado Springs, CO 80903

AMEX Accepts
Westmoreland Compliance Plan

Colorado Springs, CO – June 30, 2006 — Westmoreland Coal Company (AMEX:WLB) reported today that the staff of the American Stock Exchange (the “Amex”) has accepted the Company’s plan to meet the Amex’s continued listing standards and will continue to list the Company through the plan period pursuant to an extension. The plan was necessitated by the Company’s inability to file a timely quarterly report on Form 10-Q with the Securities and Exchange Commission for the quarter ended March 31, 2006 because of an extended review of the Company’s accounting for income taxes. As part of the plan acceptance, the Amex has granted an extension for filing the Form 10-Q for the first quarter of 2006 to August 14, 2006 based on the extended and continuing review provided for in the Company’s plan.

Westmoreland Coal Company is the oldest independent coal company in the United States. The Company’s coal operations include Powder River Basin coal mining in Montana and lignite mining operations in Montana, North Dakota and Texas. Its power operations include 100% ownership of the two-unit ROVA coal-fired power plant and an interest in one natural gas-fired power plant. Westmoreland is implementing a growth strategy dedicated to meeting America’s dual goals of low-cost power and a clean environment through the acquisition and development of complementary, niche opportunities in coal, power and other segments of the energy sector. For more information visit www.westmoreland.com.

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Contact: Diane Jones (719) 442-2600